Exhibit 10.6(iii)

TopSpin Medical Inc.

To: Erez Golan	Date: March 4, 2007

Re:	Amendment to Loan, Share Purchase and Share Repurchase Agreement of December 9, 2002 as amended on August 22, 2005 (“Loan Agreement”)
We hereby put in writing the agreement between yourself, Topspin Medical Inc. (the “Corporation”) and Topspin Medical Ltd. (the “Subsidiary”) with respect to the following amendment to the Loan Agreement. Capitalized terms used herein shall have the meaning ascribed to them in the Loan Agreement, unless the context requires otherwise.

The following provisions shall enter into effect immediately following the approval of the shareholders of the Corporation,
1.	Notwithstanding the provisions of Section 2.1 of the Loan Agreement, the Loan Amount shall be converted into a grant, effective immediately upon the approval of the shareholders of the Corporation.

2.	Notwithstanding the provisions of Section 2.5 of the Loan Agreement, the security interest on the Pledged Founder Shares shall be released simultaneously with the conversion of the Loan Amount into a grant in accordance with the provision of Section 1 above, and the Subsidiary shall execute and deliver to the Founder an instrument acknowledging the satisfaction of the Loan and termination of the security interest.
This letter constitutes an appendix to the Loan Agreement. All other provisions of the Loan Agreement remain unchanged.

/s/ Michael Berman, Chairman /s/ Eyal Kolka, CFO	/s/ Michael Berman, Chairman /s/ Eyal Kolka, CFO

TopSpin Medical Inc.	Topspin Medical (Israel) Ltd.
I hereby declare that I have read and understood this letter and I agree to its contents:

/s/ Erez Golan

Erez Golan